EXHIBIT 23.2
                                                                    ------------

                           TSR, INC. AND SUBSIDIARIES

                             To Report on Form 10-K
                         Fiscal Year Ended May 31, 2003





                         Consent of Independent Auditors


The Board of Directors
      and Shareholders
TSR, Inc.:


We consent to incorporation by reference in the Registration Statement (No. 333-47531) on Form S-8 of TSR, Inc. of our report dated July 18, 2002, relating to the consolidated balance sheet of TSR, Inc. and subsidiaries as of May 31, 2002, and the related consolidated statements of earnings, shareholders' equity, and cash flows and related financial statement schedule for each of the years in the two-year period then ended, which report appears in the May 31, 2003 Annual Report on Form 10-K of TSR, Inc.



                                  /s/ KPMG, LLP

Melville, New York
August 15, 2003